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                                                                     Exhibit 4.2

                              Employment Agreement
                              --------------------

Between I.I.S. Inteligent Information Systems Ltd., (reg. No. 52-003504-9) Haifa, Israel (the "Company")
And Mr. Danny Shavit (I.D. No. 53486619), 50 Nachal Sorek Street, Modi'in, Israel (the "Employee")

1.    Employment Agreement

1.1 The parties confirm that as of 23 November 2000 (the "Effective Date"), the Employee is a full-time employee of the Company, under the terms herein, in a senior position.

1.2 The Employee agrees to dedicate his full time, experience, talent, expertise and knowledge to the Company, and to fulfill his job in the Company in a loyal and dedicated manner, and in accordance with the policy and instructions of his superiors in the Company.

1.3 During the period of this Agreement, the Employee may not engage in any other commercial activity, except for the Company.
      To avoid doubts, the Employee may hold shares in companies that are not in competition with the Company, and may participate in meetings of such companies in his free time, provided that his dedication to the Company will not be effected.

1.4 The Employee is not allowed to obligate and/or bind the Company in any way and/or create any commitments, except as expressly authorized.

1.5 All reasonable Procedures and Directives of the Company applicable to subjects of work behavior, discipline etc., will be considered an integral part of this Agreement.

1.6 This Agreement forms the complete and exclusive agreement between the parties as to its subject matter; and it cancels any prior verbal or written agreement related thereto. Any change to this Agreement requires a duly signed document.

1.7 Failure or delay of either party to require the performance of any term under this Agreement, or the waiver by either party of any breach under this Agreement, shall not prevent subsequent enforcement of such terms, nor be deemed a waiver of any subsequent or prolonged breach.

2.    Remuneration

2.1   Salary: the Employee's gross salary will be NIS 27,000 per month.

2.2 Overtime Global Payment: the parties confirm that the Employee's job will require overtime work and work at irregular hours, without the need to approve and record each such hour. In consideration thereof, the Company will pay the Employee a gross sum of NIS 7,000 per month.

2.3 Taxes, social security payments, social benefits and other obligatory payments which are to be borne by the Employee according to applicable laws and regulations - will be deducted from all the above payments.
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2.4   Vacation: the Employee is entitled to 23 days per a full calendar year, at times to be mutually acceptable.

2.5 Car: the Company will provide a Company/lease car of the same standard as applicable to other employees of the Company at the same level as that of the Employee. The Company will cover all expenses of the car, except costs and expenses related to traffic violations and gross negligence of the Employee. Tax on the value of this benefit (as prescribed by the income tax regulations) will be paid by the Employee. The Employee will behave in such way as to preserve the good condition of the car. At the Employee's option the Company will pay to the Employee the sum of NIS 1,800 per month instead of the above car arrangement. All taxes related to this benefit will be borne by the Employee.

2.6 Pension Plan - Bituach Menahalim: the Company will take over and continue the existing Bituach Menahalim policy of the Employee. The Company will pay into this plan 13.33% of the salary and the overtime global payment each month, and the Employee will pay into this plan 5% of his salary and the overtime global payment. The foregoing will be in lieu of the Company's obligations under the Severance Payment Law (Pizuyei Piturin). To avoid any doubts, the parties hereby declare, confirm and agree that the continuation of the above policy does not mean and will not be interpreted as if the employment hereunder is a continuation of the Employee's previous employment. The Company is not liable for any payment or other obligation towards the Employee by virtue of his previous employment. Without prejudice to the generality of the foregoing, the Company shall not be liable for severance pay (Pizueyei Piturim) with regard to the period prior to the Effective Date.

2.7 Keren Hishtalmut - the Company will pay into a mutually defined fund 7.5% of the salary and the overtime global payment each month, and the Employee will pay into this fund 2.5% of his salary and the overtime global payment up to the "ceiling" as determined by the tax authorities.

2.8 Sick Leave: the Employee is entitled to payment for up to 30 sick days per year, which may accumulate up to 90 days. There shall be no cash payment for non-used sick days.

2.9 Expenses: the Employee will be reimbursed for out of pocket expenditures related to his work, in accordance with reasonable procedures which shall be similar to those applicable to other employees of the Company at the same level as that of the Employee.

2.10 As an additional incentive for the Employee to accept employment with the Company, the Company shall issue in favor of the Employee 100,000 shares of its common stock. The Company will issue three share certificates for the above shares - the first certificate for 30,000 shares, the second for 35,000 shares and the third for 35,000 shares, and will deposit these certificates in the hands of Advocate Itzhak Lev (the "Trustee"). The Trustee will release and deliver to the Employee the first certificate 12 months after the Closing, the second certificate 24

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      months after the Closing and the third certificate 36 months after the
      Closing; always provided that until the release date of each certificate the Employee has not resigned from his work and was not fired for Cause (for the purpose of this section, a "Cause" means any of the following: a material breach of this Employment Agreement or of the fiduciary
      --------
      obligations of the Employee, unauthorized disclosure or use of the Company's intellectual property, a continuous refusal to carry out legitimate work assignments, self dealing, embezzlement or misappropriation of Company's property by the Employee, serious damage to the Company's property which is intentionally caused by the Employee). Furthermore, the Trustee will not release any certificate as long as there is (if there is) an outstanding claim by any third party with regard to the Assets that were sold and assigned to the Company under its agreement with Eastek Embedded Systems (MEITAV) Ltd. If on the release date of any certificate there exists any of the above reasons for non-release of the certificate, such certificate will be returned to the Company, and the number of shares covered by such certificate will be deducted from the total number of the incentive shares specified in this section 2.10 above. The Employee hereby agrees and confirms that the issue and release of the incentive shares hereby, shall not create any liability on the part of the Company for social or other payments, rights and benefits. Any taxes or other compulsory payments which may become due as a result of the issue and/or release of the incentive shares, shall be payable by the Employee; and the Employee hereby confirms that the Company is entitled to deduct the sums of such taxes and compulsory payments from any sum which the Company may owe the Employee.

2.11 In addition to the shares as per section 2.10 above, the Company may enroll the Employee in its incentive Stock Option Plan, and may grant to the Employees options to purchase shares of the Company, under such terms as will be specified by that plan and in quantity and price as will be determined by the Company. The issue and exercise of the Options and the issue of shares thereby, shall not entail or create any liability on the part of the Company for social or other payments, rights and benefits.

2.12 The amount and details of the Employee's salary and other benefits are confidential. This information may not be disclosed to other employees or to people who are not authorized by the Company.

3.    Secrecy and Non-Compete Provisions

3.1 Any invention, technology, system, product, component, software, copyright, process and the like related to the business of the Company (collectively referred to as "Knowhow"), whether patentable or patented or not and whether subject to any other legal protection or not, arising out of the Employee's or others' work for the Company, shall be the exclusive property of the Company. The Employee will promptly submit to the Company full details related to Knowhow; and will
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      execute patent applications and assignments as may be requested by the
      Company (whether during or after the employment period) to confirm and register the Company's ownership thereof.

3.2 Any and all information related to trade secrets, commercial relations, actual and potential clients and suppliers, technology and products, and any other information of a proprietary or confidential nature; which relate to the Company and/or to third parties with whom the Company has business relations; will hereinafter be together referred to as "Information". Information may include commercial, technical, marketing, financial, administrative and management subjects. The Information and any part thereof are and shall be the exclusive property of the Company or such aforementioned third parties. The Employee will not use any part of the Information, nor disclose or make it available to others, unless in the line of his job in the Company. The foregoing provisions will survive the termination of this Agreement. However, these provisions shall not apply to Information which is in the public domain, nor to general professional knowhow of the Employee which was acquired by him prior to his work for the Company. Upon termination of the employment hereunder, the Employee shall immediately return to the Company all materials of any kind (whether in written or electronic form, computer files or otherwise) concerning the Information, including all copies thereof, and he shall not retain any copies of such materials.

3.3 Without prejudice to the generality of the foregoing, the Employee agrees that during the period of this Agreement plus a "freeze period" (as defined below) after the termination - for any reason - of the Employee's employment; he will not, directly or indirectly, for his own account or for the account of others (including without limitation as a stockholder, director, officer, investor, partner, employee, sole proprietor, independent contractor or cusultant), do or participate or assist or allow to do any of the following:

      a) engage in any business in competition with the business of the Company;
      b) request or advise any past, present or future business associate of the Company to decrease or cancel their business with the Company;
      c) cause any employee of the Company to terminate his employment with the Company or to work for the Employee or for any party associated with him.

      The "freeze period" shall be equal in length to the employment period hereunder, but not shorter than 6 months nor longer than 24 months.

3.4 The Employee shall not use or dislocate any property or documents of the Company, except in the line of his duties for the Company.

3.5 The Employee acknowledges and agrees that a breach of any material provision of this chapter 3 will cause the Company substantial and irreparable harm. The Employee consents and agrees therefore, in such event, in addition to any other remedies available to the Company, to have an
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      injunction, temporary restraining order, preliminary injunction and permanent injunction issued by any arbitrator or competent court, as the case may be, restraining and enjoining the Employee from breaching or violating this Agreement. The Employee agrees that, in connection with any remedy sought pursuant to this section, it shall not be necessary to provide any guarantee or any other security by the Company.

3.6 The Employee confirms that he does not bring and was not required to bring to the Company any proprietary materials of third parties, except information regarding certain third parties (suppliers, clients etc.) which may be used by the Company in its business. The Employee further confirms that he is under no restrictions relevant to the fulfillment of his job in the Company, whether by virtue of former employment, business dealings or otherwise.

4.    Period of Employment

4.1 This Agreement is made for an un-defined period, subject to the right of each party, at any time, to terminate it by giving a 60 days written notice. Notwithstanding the above, the Company may terminate the employment immediately at any time after giving notice, provided it pays the Employee a sum equal to the salary for the remaining notice period.

4.2 Each party may terminate the Agreement immediately in any of the following cases: (a) a material breach of this Agreement or breach of confidence or loyalty by the other party, (b) medical or mental incapacity of the Employee, (c) gross negligence or misconduct which cause a significant damage or cost to the Company, (d) criminal behavior.

4.3 Upon termination of the employment hereunder for reasons other than those specified in paragraph 4.2 above, and provided that the Employee transfers to the person replacing him all matters related to his job in an orderly and satisfactory manner, the Company shall release to the Employee's name the right to all sums which have been accumulated for his benefit in the Pension Plan and Keren Hishtalmut mentioned in paragraphs 2.6 and 2.7 above (including employer's contributions). Such sums are on account of severance compensation (Pizuyei Piturim) - if due.

4.4 Except as provided in paragraph 4.3 above and except as may be provided in a later duly executed written agreement, and subject to the provisions of all applicable cogent laws, termination of this Agreement is without liability of the Company for any claims or payments beyond those earned or accrued in the course of the employment hereunder; and the Employee hereby waives any and all such claims towards the Company, its parent company and any other third party.
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And in Witness, the parties sign and execute this Agreement, on this 30th day of
November 2000.


           ___________________        ___________________
              The Company                The Employee